BofA Finance LLC $797,000

Contingent Income (with Memory Feature)
Issuer Callable Yield Notes

Fully and Unconditionally Guaranteed by Bank of America Corporation

Pricing Supplement

(To Prospectus dated December 8, 2025,

Series A Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY-1 dated December 8, 2025)

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

January 23, 2026

Linked to the iShares® Semiconductor ETF

•The Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF, due January 28, 2031 (the “Notes”) priced on January 23, 2026 and will issue on January 28, 2026.

•Approximate 5 year term if not called prior to maturity.

•Payments on the Notes will depend on the performance of the iShares® Semiconductor ETF (the “Underlying”).

•Contingent coupons payable monthly if the Observation Value of the Underlying on the applicable Observation Date is greater than or equal to 75.00% of its Starting Value, assuming the Notes have not been called. The coupon per $1,000.00 in principal amount of Notes payable on the related Contingent Payment Date, if applicable, will equal (i) the product of $8.875 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

•Beginning on January 28, 2027, callable monthly at our option for an amount equal to the principal amount plus the relevant Contingent Coupon Payment, if otherwise payable.

•Assuming the Notes are not called prior to maturity, if the Underlying declines by more than 50% from its Starting Value, at maturity your investment will be subject to 1:1 downside exposure to decreases in the value of the Underlying, with up to 100% of the principal at risk; otherwise, at maturity, you will receive the principal amount. At maturity you will also receive a final Contingent Coupon Payment if the Observation Value of the Underlying on the final Observation Date is greater than or equal to 75.00% of its Starting Value.

•All payments on the Notes are subject to the credit risk of BofA Finance LLC (“BofA Finance” or the “Issuer”), as issuer of the Notes, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Notes.

•The Notes will not be listed on any securities exchange.

•CUSIP No. 09711NSR2.

The initial estimated value of the Notes as of the pricing date is $975.70 per $1,000.00 in principal amount of Notes, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-12 of this pricing supplement and “Structuring the Notes” on page PS-20 of this pricing supplement for additional information.

There are important differences between the Notes and a conventional debt security. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-12 of this pricing supplement, page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance(2)
Per Note	$1,000.00	$2.50	$997.50
Total	$797,000.00	$1,992.50	$795,007.50

(1)Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $997.50 per $1,000.00 in principal amount of Notes.

(2)The underwriting discount per $1,000.00 in principal amount of Notes may be as high as $2.50, resulting in proceeds, before expenses, to BofA Finance of as low as $997.50 per $1,000.00 in principal amount of Notes. The total underwriting discount and proceeds, before expenses, to BofA Finance specified above reflect the aggregate of the underwriting discounts per $1,000.00 in principal amount of Notes.

The Notes and the related guarantee:

Are Not FDIC Insured	Are not Bank Guaranteed	May Lose Value

Selling Agent

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

Terms of the Notes

Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000.00 and whole multiples of $1,000.00 in excess thereof.
Term:	Approximately 5 years, unless previously called.
Underlying:	The iShares® Semiconductor ETF (Bloomberg symbol: “SOXX”).
Pricing Date:	January 23, 2026
Issue Date:	January 28, 2026
Valuation Date:	January 23, 2031, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” in the accompanying product supplement.
Maturity Date:	January 28, 2031
Starting Value:	$344.71
Observation Value:	The Closing Market Price of the Underlying on the applicable Observation Date, multiplied by its Price Multiplier.
Ending Value:	The Observation Value of the Underlying on the Valuation Date.
Price Multiplier:

1, subject to adjustment for certain events relating to the Underlying as described in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs” beginning on page PS-23 of the accompanying product supplement.

Coupon Barrier:	$258.53, which is 75.00% of the Starting Value (rounded to two decimal places).
Threshold Value:	$172.36, which is 50.00% of the Starting Value (rounded to two decimal places).
Contingent Coupon Payment (with Memory Feature):

If, on any monthly Observation Date, the Observation Value of the Underlying is greater than or equal to the Coupon Barrier, we will pay a Contingent Coupon Payment per $1,000.00 in principal amount of Notes on the applicable Contingent Payment Date (including the Maturity Date) equal to (i) the product of $8.875 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

Optional Early Redemption:

On any monthly Call Payment Date, we have the right to redeem all (but not less than all) of the Notes at the Early Redemption Amount. No further amounts will be payable following an Optional Early Redemption. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable Call Payment Date.

Early Redemption Amount:

For each $1,000.00 in principal amount of Notes, $1,000.00, plus the applicable Contingent Coupon Payment if the Observation Value of the Underlying on the corresponding Observation Date is greater than or equal to the Coupon Barrier.

Redemption Amount:

If the Notes have not been called prior to maturity, the Redemption Amount per $1,000.00 in principal amount of Notes will be:

a) If the Ending Value of the Underlying is greater than or equal to the Threshold Value:

b) If the Ending Value of the Underlying is less than the Threshold Value:

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-2

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

In this case, the Redemption Amount (excluding any final Contingent Coupon Payment) will be less than 50.00% of the principal amount and you could lose up to 100.00% of your investment in the Notes.

The Redemption Amount will also include a final Contingent Coupon Payment if the Ending Value of the Underlying is greater than or equal to the Coupon Barrier.

Observation Dates:	As set forth beginning on page PS-4
Contingent Payment Dates:	As set forth beginning on page PS-4
Call Payment Dates:	As set forth beginning on page PS-6. Each Call Payment Date is also a Contingent Payment Date.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09711NSR2
Underlying Return:
Events of Default and Acceleration:

If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Redemption Amount” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third Trading Day prior to the date of acceleration. We will also determine whether a final Contingent Coupon Payment is payable based upon the price of the Underlying on the deemed Valuation Date; any such final Contingent Coupon Payment will be prorated by the calculation agent to reflect the length of the final contingent payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-3

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

Observation Dates, Contingent Payment Dates and Call Payment Dates

Observation Dates*	Contingent Payment Dates
February 23, 2026	February 26, 2026
March 23, 2026	March 26, 2026
April 23, 2026	April 28, 2026
May 26, 2026	May 29, 2026
June 23, 2026	June 26, 2026
July 23, 2026	July 28, 2026
August 24, 2026	August 27, 2026
September 23, 2026	September 28, 2026
October 23, 2026	October 28, 2026
November 23, 2026	November 27, 2026
December 23, 2026	December 29, 2026
January 25, 2027	January 28, 2027
February 23, 2027	February 26, 2027
March 23, 2027	March 29, 2027
April 23, 2027	April 28, 2027
May 24, 2027	May 27, 2027
June 23, 2027	June 28, 2027
July 23, 2027	July 28, 2027
August 23, 2027	August 26, 2027
September 23, 2027	September 28, 2027
October 25, 2027	October 28, 2027
November 23, 2027	November 29, 2027
December 23, 2027	December 29, 2027
January 24, 2028	January 27, 2028
February 23, 2028	February 28, 2028
March 23, 2028	March 28, 2028
April 24, 2028	April 27, 2028
May 23, 2028	May 26, 2028
June 23, 2028	June 28, 2028
July 24, 2028	July 27, 2028
August 23, 2028	August 28, 2028
September 25, 2028	September 28, 2028
October 23, 2028	October 26, 2028
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-4

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

Observation Dates*	Contingent Payment Dates
November 24, 2028	November 29, 2028
December 26, 2028	December 29, 2028
January 23, 2029	January 26, 2029
February 23, 2029	February 28, 2029
March 23, 2029	March 28, 2029
April 23, 2029	April 26, 2029
May 23, 2029	May 29, 2029
June 25, 2029	June 28, 2029
July 23, 2029	July 26, 2029
August 23, 2029	August 28, 2029
September 24, 2029	September 27, 2029
October 23, 2029	October 26, 2029
November 23, 2029	November 28, 2029
December 24, 2029	December 28, 2029
January 23, 2030	January 28, 2030
February 25, 2030	February 28, 2030
March 25, 2030	March 28, 2030
April 23, 2030	April 26, 2030
May 23, 2030	May 29, 2030
June 24, 2030	June 27, 2030
July 23, 2030	July 26, 2030
August 23, 2030	August 28, 2030
September 23, 2030	September 26, 2030
October 23, 2030	October 28, 2030
November 25, 2030	November 29, 2030
December 23, 2030	December 27, 2030
January 23, 2031 (the “Valuation Date”)	January 28, 2031 (the “Maturity Date”)

* The Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” beginning on page PS-18 of the accompanying product supplement.

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-5

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

Call Payment Dates
January 28, 2027
February 26, 2027
March 29, 2027
April 28, 2027
May 27, 2027
June 28, 2027
July 28, 2027
August 26, 2027
September 28, 2027
October 28, 2027
November 29, 2027
December 29, 2027
January 27, 2028
February 28, 2028
March 28, 2028
April 27, 2028
May 26, 2028
June 28, 2028
July 27, 2028
August 28, 2028
September 28, 2028
October 26, 2028
November 29, 2028
December 29, 2028
January 26, 2029
February 28, 2029
March 28, 2029
April 26, 2029
May 29, 2029
June 28, 2029
July 26, 2029
August 28, 2029
September 27, 2029
October 26, 2029
November 28, 2029
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-6

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

Call Payment Dates
December 28, 2029
January 28, 2030
February 28, 2030
March 28, 2030
April 26, 2030
May 29, 2030
June 27, 2030
July 26, 2030
August 28, 2030
September 26, 2030
October 28, 2030
November 29, 2030
December 27, 2030

Any payments on the Notes depend on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of the Underlying. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount, if any, and the hedging related charges described below (see “Risk Factors” beginning on page PS-12), reduced the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the pricing date.

The initial estimated value of the Notes as of the pricing date is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-12 and “Structuring the Notes” on page PS-20.

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-7

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

Contingent Coupon Payment and Redemption Amount Determination

On each Contingent Payment Date, if the Notes have not been previously called, you may receive a

Contingent Coupon Payment per $1,000.00 in principal amount of Notes determined as follows:

Is the Observation Value of the Underlying on the applicable Observation Date greater than or equal to the Coupon Barrier?

You will receive a Contingent Coupon Payment on the applicable Contingent Payment Date	You will not receive a Contingent Coupon Payment on the applicable Contingent Payment Date

Assuming the Notes have not been called, on the Maturity Date, you will receive a cash payment per $1,000.00 in principal amount of Notes determined as follows:

Is the Ending Value of the Underlying greater than or equal to the Threshold Value?

You will receive: $1,000.00

You will receive:

In this case, the Redemption Amount (excluding any final Contingent Coupon Payment) will be less than 50.00% of the principal amount and you could lose up to 100.00% of your investment in the Notes.

The Redemption Amount will also include a final Contingent Coupon Payment if the Ending Value of the Underlying is greater than or equal to the Coupon Barrier.

All payments described above are subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-8

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

Total Contingent Coupon Payment Examples

The examples below illustrate the hypothetical total Contingent Coupon Payments per $1,000.00 in principal amount of Notes over the term of the Notes, based on the Contingent Coupon Payment per $1,000.00 in principal amount of Notes equal to (i) the product of $8.875 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid. Depending on the performance of the Underlying, you may not receive any Contingent Coupon Payments during the term of the Notes.

Example 1 - The Observation Value of the Underlying on each of the first through eleventh Observation Dates is below its Coupon Barrier. Therefore, no Contingent Coupon Payment will be paid on the applicable Contingent Payment Dates. The Observation Value of the Underlying on the twelfth Observation Date is above its Coupon Barrier. Therefore, a Contingent Coupon Payment will be paid on the applicable Contingent Payment Date (which is also the first date on which the Notes may be called). However, the Notes are not called by the Issuer. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $8.875 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $8.875 x 12 - (ii) $0.000 = $106.500 per $1,000.00 in principal amount of Notes.

The Observation Value of the Underlying on the thirteenth Observation Date is above its Coupon Barrier. In addition, the Notes are called by the Issuer on the thirteenth Contingent Payment Date. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes otherwise due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $8.875 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $8.875 x 13 - (ii) $106.500 = $8.875 per $1,000.00 in principal amount of Notes.

On the applicable Contingent Payment Date (which is also the Call Payment Date), you will receive $1,008.875 per $1,000.00 in principal amount of Notes. No further amounts will be payable following an Optional Early Redemption.

Example 2 – The Observation Value of the Underlying on each of the first through eleventh Observation Dates is below its Coupon Barrier. Therefore, no Contingent Coupon Payment will be paid on the applicable Contingent Payment Dates. The Observation Value of the Underlying on the twelfth Observation Date is below its Coupon Barrier. Therefore, no Contingent Coupon Payment will be paid on the applicable Contingent Payment Date (which is also the first date on which the Notes may be called). In addition, the Notes are not called by the Issuer. The Observation Value of the Underlying on the thirteenth Observation Date  is above its Coupon Barrier and the Notes are called by the Issuer on the thirteenth Contingent Payment Date. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $8.875 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $8.875 x 13 - (ii) $0.000 = $115.375 per $1,000.00 in principal amount of Notes.

On the applicable Contingent Payment Date (which is also the Call Payment Date), you will receive $1,115.375 per $1,000.00 in principal amount of Notes. No further amounts will be payable following an Optional Early Redemption.

Example 3 – The Observation Value of the Underlying on each of the first through eleventh Observation Dates is above its Coupon Barrier. Therefore, a Contingent Coupon Payment in the amount of $8.875 per $1,000.00 in principal amount of Notes will be paid on the applicable Contingent Payment Date. The Observation Value of the Underlying on the twelfth Observation Date is above its Coupon Barrier. Therefore, a Contingent Coupon Payment will be paid on the related Contingent Payment Date (which is also the first date on which the Notes may be called). However, the Notes are not called by the Issuer. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $8.875 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $8.875 x 12 - (ii) $8.875 x 11 = $8.875 per $1,000.00 in principal amount of Notes.

The Observation Value of the Underlying on each of the thirteenth through fifty-ninth Observation Dates is above its Coupon Barrier. Therefore, a

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-9

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

Contingent Coupon Payment in the amount of $8.875 per $1,000.00 in principal amount of Notes will be paid on each applicable Contingent Payment Date. However, the Notes are not called by the Issuer. The Ending Value of the Underlying on the Valuation Date is above its Coupon Barrier and Threshold Value. Therefore, a Contingent Coupon Payment will be due on the Maturity Date. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $8.875 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $8.875 x 60 - (ii) $8.875 x 59 = $8.875 per $1,000.00 in principal amount of Notes.

On the Maturity Date, you will receive $1,008.875 per $1,000.00 in principal amount of Notes.

Example 4 – The Observation Value of the Underlying on each of the first through eleventh Observation Dates is above its Coupon Barrier. A Contingent Coupon Payment in the amount of $8.875 per $1,000.00 in principal amount of Notes will be paid on the applicable Contingent Payment Date. The Observation Value of the Underlying on each of the twelfth through fifty-ninth Observation Dates is below its Coupon Barrier. Therefore, no Contingent Coupon Payment will be payable on the related Contingent Payment Date. In addition, the Notes are not called by the Issuer. The Ending Value of the Underlying on the Valuation Date is below its Coupon Barrier and Threshold Value. Therefore, no Contingent Coupon Payment will be due on the Maturity Date, and you will receive an amount at maturity that will be less than the stated principal amount of your Notes, and could be zero.

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-10

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

Hypothetical Payout Profile and Examples of Payments at Maturity

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Table

The following table is for purposes of illustration only. It assumes the Notes have not been called prior to maturity and is based on hypothetical values and shows hypothetical returns on the Notes. The table illustrates the calculation of the Redemption Amount and the return on the Notes based on a hypothetical Starting Value of 100, a hypothetical Coupon Barrier of 75, a hypothetical Threshold Value of 50, a Contingent Coupon Payment applicable to a single payment period of $8.875 per $1,000.00 in principal amount of Notes and a range of hypothetical Ending Values of the Underlying. The actual amount you receive and the resulting return will depend on the actual Starting Value, Coupon Barrier, Threshold Value, Observation Values and Ending Value of the Underlying, the actual Contingent Coupon Payment, whether the Notes are called prior to maturity, and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes. The table below also assumes that a Contingent Coupon Payment was paid on each Contingent Payment Date prior to maturity.

For recent actual values of the Underlying, see “The Underlying” section below. The Ending Value of the Underlying will not include any income generated by dividends or other distributions paid with respect to shares or units of the Underlying or on the securities or assets included in the Underlying, as applicable. In addition, all payments on the Notes are subject to Issuer and Guarantor credit risk.

Ending Value	Underlying Return	Redemption Amount per Note (including any final Contingent Coupon Payment)	Return on the Notes(1)
160.00	60.00%	$1,008.875(2)	0.8875%
150.00	50.00%	$1,008.875	0.8875%
140.00	40.00%	$1,008.875	0.8875%
130.00	30.00%	$1,008.875	0.8875%
120.00	20.00%	$1,008.875	0.8875%
110.00	10.00%	$1,008.875	0.8875%
105.00	5.00%	$1,008.875	0.8875%
102.00	2.00%	$1,008.875	0.8875%
100.00(3)	0.00%	$1,008.875	0.8875%
90.00	-10.00%	$1,008.875	0.8875%
80.00	-20.00%	$1,008.875	0.8875%
75.00(4)	-25.00%	$1,008.875	0.8875%
74.99	-25.01%	$1,000.000	0.0000%
70.00	-30.00%	$1,000.000	0.0000%
60.00	-40.00%	$1,000.000	0.0000%
50.00(5)	-50.00%	$1,000.000	0.0000%
49.99	-50.01%	$499.900	-50.0100%
0.00	-100.00%	$0.000	-100.0000%

(1)

The “Return on the Notes” is calculated based on the Redemption Amount and potential final Contingent Coupon Payment of $8.875 per $1,000.00 in principal amount of Notes, not including any Contingent Coupon Payments paid prior to maturity, and assumes that the relevant Contingent Coupon Payment has been made on each prior Contingent Payment Date.

(2)

This amount represents the sum of the principal amount and a final monthly Contingent Coupon Payment of $8.875 per $1,000.00 in principal amount of Notes (assuming that each prior monthly Contingent Coupon Payment has been made on the related Contingent Payment Date).

(3)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only. The actual Starting Value of the Underlying is set forth on page PS-2 above.
(4)	This is the hypothetical Coupon Barrier.
(5)	This is the hypothetical Threshold Value.
CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-11

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

Risk Factors

Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-24 below.

Structure-related Risks

•Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not called prior to maturity and the Ending Value of the Underlying is less than the Threshold Value, at maturity, your investment will be subject to 1:1 downside exposure to decreases in the value of the Underlying and you will lose 1% of the principal amount for each 1% that the Ending Value of the Underlying is less than the Starting Value. In that case, you will lose a significant portion or all of your investment in the Notes.

•Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes. Your return on the Notes is limited to the Contingent Coupon Payments paid over the term of the Notes, regardless of the extent to which the Observation Value or Ending Value of the Underlying exceeds its Coupon Barrier or Starting Value, as applicable. Similarly, the amount payable at maturity or upon an Optional Early Redemption will never exceed the sum of the principal amount and the applicable Contingent Coupon Payment, regardless of the extent to which the Observation Value or Ending Value of the Underlying exceeds its Starting Value. In contrast, a direct investment in the Underlying or in the securities held or assets by or included in the Underlying would allow you to receive the benefit of any appreciation in its value. Any return on the Notes will not reflect the return you would realize if you actually owned those securities or assets  and received the dividends paid or distributions made on them.

•The Notes are subject to Optional Early Redemption, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Notes. On each Call Payment Date, at our option, we may call your Notes in whole, but not in part. If the Notes are called prior to the Maturity Date, you will be entitled to receive the Early Redemption Amount on the applicable Call Payment Date, and no further amounts will be payable on the Notes. In this case, you will lose the opportunity to continue to receive Contingent Coupon Payments after the date of the Optional Early Redemption. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes. Even if we do not exercise our option to call your Notes, our ability to do so may adversely affect the market value of your Notes. It is our sole option whether to call your Notes prior to maturity on any such Call Payment Date and we may or may not exercise this option for any reason. Because of this Optional Early Redemption potential, the term of your Notes could be anywhere between twelve and sixty months.

•You may not receive any Contingent Coupon Payments. The Notes do not provide for any regular fixed coupon payments. Investors in the Notes will not necessarily receive any Contingent Coupon Payments on the Notes. If the Observation Value of the Underlying is less than its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment on the related Coupon Payment Date. You will receive a previously unpaid Contingent Coupon Payment on a subsequent Coupon Payment Date only if the Observation Value of the Underlying on the related Observation Date is greater than or equal to its Coupon Barrier. However, if the Observation Value of the Underlying on an Observation Date is less than its Coupon Barrier and the Observation Value of the Underlying on each subsequent Observation Date up to and including the Valuation Date is less than its Coupon Barrier, you will not receive the unpaid Contingent Coupon Payments in respect of those Observation Dates. If the Observation Value of the Underlying is less than its Coupon Barrier on all the Observation Dates during the term of the Notes, you will not receive any Contingent Coupon Payments during the term of the Notes, and will not receive a positive return on the Notes.

•Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Contingent Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.

•The Contingent Coupon Payment, Early Redemption Amount or Redemption Amount, as applicable, will not reflect changes in the price of the Underlying other than on the Observation Dates. The price of the Underlying during the term of the Notes other than on the Observation Dates will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlying while holding the Notes, as the performance of the Underlying may influence the market value of the Notes. The calculation agent will determine whether each Contingent Coupon Payment is payable and will calculate the Early Redemption Amount or the Redemption Amount, as applicable, by comparing only the Starting Value, the Coupon Barrier or the Threshold Value, as applicable, to the Observation Value or the Ending Value for the Underlying. No other price of the Underlying will be taken into account. As a result, if the Notes are not called prior to maturity and the Ending Value of the Underlying is less than the Threshold Value, you will receive less than the principal amount at maturity even if the price of the Underlying was always above the Threshold Value prior to the Valuation Date.

•Any payments on the Notes are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Notes.

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-12

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

The Notes are our unsecured senior debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the performance of the Underlying. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the Notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the Underlying, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

•We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation and Market-related Risks

•The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the price of the Underlying, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, if any, and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

•The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying, our and BAC’s creditworthiness and changes in market conditions.

•We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks

•Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may adversely affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell shares or units of the Underlying or the securities or assets held by or included in the Underlying, as applicable, or futures or options contracts or exchange traded instruments on the Underlying or those securities, or other listed or over-the-counter derivative instruments whose value is derived from the Underlying or those securities or assets . While we, the Guarantor or one or more of our other affiliates, including BofAS, may from time to time own shares or units of the Underlying or securities or assets represented by the Underlying, except to the extent that BAC’s common stock may be included in the Underlying, we, the Guarantor and our other affiliates, including BofAS, do not control any company included in the Underlying, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the price of the Underlying in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Notes), may have adversely affected the price of the Underlying. Consequently, the price of the Underlying may change subsequent to the pricing date, which may adversely affect the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, also may have engaged in hedging activities that could have adversely affected the price of the Underlying on the pricing date. In addition, these hedging activities, including the unwinding of a

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-13

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

hedge, may decrease the market value of your Notes prior to maturity, and may adversely affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Notes, the Underlying or the securities represented by the Underlying and may hold or resell the Notes, the Underlying or the securities represented by the Underlying. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the price of the Underlying, the market value of your Notes prior to maturity or the amounts payable, if any, on the Notes.

•There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks

•The stocks held by the SOXX are concentrated in one sector. The SOXX holds securities issued by companies in the semiconductor production and equipment sector. As a result, the stocks that will determine in part the performance of the Notes are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities held by the SOXX, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in this sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•Adverse conditions in the semiconductor production and equipment sector may reduce your return on the Notes. All or substantially all of the stocks held by the SOXX are issued by companies whose primary line of business is directly associated with the semiconductor production and equipment sector. The SOXX is subject to the risk that companies that are in the semiconductor production and equipment sector may be similarly affected by particular economic or market events. As product cycles shorten and manufacturing capacity increases, these companies may become increasingly subject to aggressive pricing, which hampers profitability. Semiconductor companies are vulnerable to wide fluctuations in securities prices due to rapid product obsolescence. Many semiconductor companies may not successfully introduce new products, develop and maintain a loyal customer base or achieve general market acceptance for their products, and failure to do so could have a material adverse effect on their business, results of operations and financial condition. Reduced demand for end-user products, underutilization of manufacturing capacity, and other factors could adversely impact the operating results of companies in the semiconductor production and equipment sector. Semiconductor companies typically face high capital costs and such companies may need additional financing, which may be difficult to obtain. They also may be subject to risks relating to research and development costs and the availability and price of components. Moreover, they may be heavily dependent on intellectual property rights and may be adversely affected by loss or impairment of those rights. Some of the companies involved in the semiconductor production and equipment sector are also engaged in other lines of business unrelated to the semiconductor business, and they may experience problems with these lines of business, which could adversely affect their operating results. The international operations of many semiconductor companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations, tariffs and trade disputes, competition from subsidized foreign competitors with lower production costs and other risks inherent to international business. The semiconductor production and equipment sector is highly cyclical, which may cause the operating results of many semiconductor companies to vary significantly. Companies in the semiconductor production and equipment sector also may be subject to competition from new market entrants. The stock prices of companies in the semiconductor production and equipment sector have been and will likely continue to be extremely volatile compared to the overall market. These factors could affect the semiconductor production and equipment sector and could affect the value of the equity securities held by the SOXX and the price of the SOXX during the term of the Notes, which may adversely affect the value of your Notes.

•The performance of the SOXX may not correlate with the performance of its underlying index as well as the net asset value per share or unit of the SOXX, especially during periods of market volatility. The performance of the SOXX and that of its underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the SOXX may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the SOXX not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the SOXX, differences in trading hours between the SOXX (or the underlying assets held by the SOXX) and its underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of the SOXX are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of the SOXX may differ from its net asset value per share or unit; shares or units of the SOXX may trade at, above, or below its net asset value per share or unit. During periods of market volatility, securities held by the SOXX may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share or unit of the SOXX and the liquidity of the SOXX may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the SOXX. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the SOXX. As a result, under these circumstances, the market value of shares or units of the SOXX may vary substantially from the net asset value per share or unit of the SOXX.

•The SOXX has limited actual historical information. The underlying index of the SOXX changed on June 21, 2021, when the SOXX

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-14

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

began tracking the NYSE Semiconductor Index (formerly the ICE Semiconductor Index). As a result, historical information for you to consider in making an independent investigation into the performance of the SOXX tracking the NYSE Semiconductor Index is only available since June 21, 2021, which may make it difficult for you to make an informed decision with respect to the notes. Any historical information about the performance of the SOXX for any period before June 21, 2021 was during a period in which the SOXX tracked a different underlying index, and therefore should not be considered information relevant to how the SOXX will perform tracking the NYSE Semiconductor Index. You should not take the historical performance of the SOXX while tracking an index other than the NYSE Semiconductor Index as an indication of the future performance of the SOXX. In addition, there can be no assurance that the SOXX will not further change the underlying index it tracks in the future. Because the SOXX of recent origin and limited actual historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in Notes linked to Underlyings with a more established record of performance.

•The anti-dilution adjustments will be limited. The calculation agent may adjust the Price Multiplier of the SOXX and other terms of the Notes to reflect certain actions by the SOXX, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect the SOXX and will have broad discretion to determine whether and to what extent an adjustment is required.

•The publisher or the sponsor or investment advisor of the Underlying may adjust the Underlying in a way that affects its price, and the publisher or the sponsor or investment advisor has no obligation to consider your interests. The publisher or the sponsor or investment advisor of the Underlying can add, delete, or substitute the components included in the Underlying or make other methodological changes that could change its price. Any of these actions could adversely affect the value of your Notes.

Tax-related Risks

•The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as contingent income-bearing single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

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Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

The Underlying

All disclosures contained in this pricing supplement regarding the Underlying, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the investment advisor of the SOXX (the “Investment Advisor”). The Investment Advisor, which licenses the copyright and all other rights to the Underlying, has no obligation to continue to publish, and may discontinue publication of, the Underlying. The consequences of any Investment Advisor discontinuing publication of the applicable Underlying are discussed in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs — Discontinuance of or Material Change to an ETF” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of the Underlying or any successor underlying. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlying. You should make your own investigation into the Underlying.

The iShares® Semiconductor ETF

The iShares® Semiconductor ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Semiconductor Index, its underlying index. Effective November 3, 2023, the NYSE Semiconductor Index changed its name from ICE Semiconductor Index to NYSE Semiconductor Index. The NYSE Semiconductor Index measures the performance of the equity securities of the 30 largest U.S.-listed companies that are classified according to the ICE Uniform Sector Classification schema within the semiconductors industry (as determined by ICE Data Indices, LLC or its affiliates). Between October 15, 2010 and June 21, 2021, the SOXX tracked the PHLX Semiconductor Sector Index; prior to October 15, 2010, the SOXX tracked the S&P North American Technology-Semiconductors Index. The shares of the iShares® Semiconductor ETF trade on the Nasdaq Global Select Market under the symbol “SOXX”.

BlackRock Fund Advisors (“BFA”) uses a representative sampling indexing strategy to manage the SOXX. “Representative sampling” is an indexing strategy that involves investing in a representative sample of the securities included in the NYSE Semiconductor Index that collectively has an investment profile similar to the NYSE Semiconductor Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the NYSE Semiconductor Index. The SOXX may or may not hold all of the securities that are included in the NYSE Semiconductor Index. The performance of the SOXX may significantly diverge from that of its underlying index.

The SOXX Fund will generally invest at least 80% of its assets in the securities of the NYSE Semiconductor Index and depositary receipts representing securities of the NYSE Semiconductor Index. The SOXX Fund also may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the NYSE Semiconductor Index, but which BFA believes will help the SOXX Fund track the NYSE Semiconductor Index.

The shares of the SOXX are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, information filed with the SEC relating to the SOXX, including its periodic financial reports, may be found on the SEC website.

NYSE Semiconductor Index

The NYSE Semiconductor Index measures the performance of large- or mid-capitalization companies, and components primarily include companies in the semiconductor and technology industries or sectors. Companies that are classified within the Semiconductors industry of the ICE Uniform Sector Classification schema are eligible for inclusion in the index. This includes companies that either manufacture materials that have electrical conductivity (semiconductors) to be used in electronic applications or utilize LED and OLED technology. This also includes companies that provide services or equipment associated with semiconductors such as packaging and testing. The index sponsor determines the composition and relative weightings of the securities in the NYSE Semiconductor Index and publishes information regarding the market value of the NYSE Semiconductor Index. The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the NYSE Semiconductor Index at any time. The NYSE Semiconductor Index is calculated, maintained and published by ICE Data Indices, LLC.

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Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

Historical Performance of the SOXX

The following graph sets forth the daily historical performance of the SOXX in the period from January 2, 2019 through the pricing date. The SOXX currently tracks the NYSE Semiconductor Index. Prior to June 21, 2021, the SOXX tracked the PHLX Semiconductor Sector Index. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the SOXX was $344.71.

This historical data on the SOXX is not necessarily indicative of the future performance of the SOXX or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the SOXX during any period set forth above is not an indication that the Closing Market Price of the SOXX is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the SOXX.

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Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $997.50 per $1,000.00 in principal amount of Notes.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA  RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA . For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA  has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA  may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes: (a) a retail investor means a person who is neither: (i) a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading

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Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

Regulations 2024 (as may be amended from time to time); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the PRIIPs Regulation.United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as Issuer, or BAC, as Guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-19

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Underlying. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the Notes on the pricing date being less than their public offering price.

In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-3 and “Supplemental Use of Proceeds” on page PS-15 of the accompanying product supplement.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-20

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders (each, as defined in the accompanying prospectus) that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as contingent income-bearing single financial contracts with respect to the Underlying and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as contingent income-bearing single financial contracts with respect to the Underlying. This discussion assumes that the Notes constitute contingent income-bearing single financial contracts with respect to the Underlying for U.S. federal income tax purposes. If the Notes did not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.

We will not attempt to ascertain whether the issuer of the Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of the Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuer of the Underlying and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of the Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Although the U.S. federal income tax treatment of any Contingent Coupon Payment on the Notes is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Coupon Payment constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.  By purchasing the Notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Coupon Payment as described in the preceding sentence.

Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any Contingent Coupon Payment, which would be taxed as described above) and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. Subject to the discussion below concerning the possible application of the “constructive ownership” rules of Section 1260 of the Code, this capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-21

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

Possible Application of Section 1260 of the Code. Since the Underlying is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-through entities such as exchange traded funds, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there may exist a risk that an investment in the Notes will be treated , in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, redemption, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption,  or settlement).

If an investment in the Notes is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Notes will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the Notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets at maturity or upon sale, exchange, or redemption of the Notes at fair market value. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero and therefore it is possible that all long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income if Section 1260 of the Code applies to an investment in the Notes. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Notes.

As described below, the IRS, as indicated in Notice 2008-2 (the “Notice”), is considering whether Section 1260 of the Code generally applies or should apply to the Notes, including in situations where the Underlyings is not the type of financial asset described under Section 1260 of the Code.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

In addition, it is possible that the Notes could be treated as a unit consisting of a deposit and a put option written by the Note holder, in which case the timing and character of income on the Notes would be affected significantly.

The Notice sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.

Non-U.S. Holders

Because the U.S. federal income tax treatment of the Notes (including any Contingent Coupon Payment) is uncertain, we (or the applicable paying

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-22

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes (not including, for the avoidance of doubt, amounts representing any Contingent Coupon Payment which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange, or redemption of the Notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Contingent Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-23

Contingent Income (with Memory Feature) Issuer Callable Yield Notes Linked to the iShares® Semiconductor ETF

Where You Can Find More Information

The terms and risks of the Notes are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:

•Product Supplement EQUITY-1 dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525311320/d49145d424b2.htm

•Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

CONTINGENT INCOME (WITH MEMORY FEATURE) ISSUER CALLABLE YIELD NOTES | PS-24